Exhibit 99.1:   Peoples Financial Corporation Press Release Dated September 25, 2008
Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
ASSET IMPAIRMENT CHARGES TO IMPACT PEOPLES FINANCIAL
CORPORATION THIRD QUARTER 2008 RESULTS
Biloxi, MS (September 25, 2008) — Peoples Financial Corporation (the “Company”) (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, today announced that it expects to record asset impairment losses as of September 30, 2008. These losses relate to a non-cash other-than-temporary impairment charge on its investment in Federal Home Loan Mortgage Company (“FHLMC”, or “Freddie Mac”) preferred shares and to a non-cash charge to provide for potential losses on loans.
In 1999, the Company acquired 60,000 shares of Freddie Mac preferred stock and has subsequently reported the investment at its estimated fair value. This investment has been in a continuous loss position for some time, as has been disclosed in the Company’s periodic financial statements. The Company’s Form 10-Q for the quarter ended June 30, 2008, disclosed that this stock had a fair value of $1,595,000 and an unrealized holding loss of $1,480,000.
On September 7, 2008, the United States Department of the Treasury and the Federal Housing Finance Agency (“FHFA”) announced that FHFA was putting Freddie Mac under conservatorship, eliminating dividend payments on FHLMC common and preferred stock and giving management control to its regulator, FHFA. The U.S. Government’s actions have adversely impacted the value of the Company’s investment in FHLMC preferred stock.
Given the above developments, the Company expects to record a non-cash other-than-temporary impairment charge on these securities for the quarter ended September 30, 2008. The amount of pre-tax loss is expected to equal the difference between the carrying value of the shares ($3,075,000) and the fair value of the shares at September 30, 2008. For tax purposes, this loss will be treated as a capital loss and the Company expects that this loss will offset capital gains. On an after-tax basis, the resulting non-cash loss is expected to approximate $2,000,000.
As the end of the third quarter of 2008 approaches, the Company has conducted its periodic, routine evaluation of the quality of its loan portfolio. As a result of this evaluation, management has identified possible performance issues relating to several residential real estate development credit relationships. In order to adequately provide for potential losses on these credits, a provision for potential losses on loans of approximately $1,500,000 will be recorded for the quarter ended September 30, 2008. On an after-tax basis, the resulting non-cash loss is expected to approximate $1,000,000.
In announcing these events, Chevis C. Swetman, President and CEO of the Company, said, “We all know what’s happening in our economy, and some events are just out of our control. I am confident that our management team is poised to successfully guide our Company through these difficult times. While earnings for the third quarter of 2008 will be reduced by approximately $3,000,000 as a result of these impairments, the Company will remain ‘well-capitalized’ under regulatory standards.”

The Company expects to release its actual earnings for the quarter ended September 30, 2008 on or before October 17, 2008.
Founded in 1896, with $897 million in assets as of June 30, 2008, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also formed a mortgage loan department in July, 2007, to provide residential loans for primary, secondary and multi-family homes up to four units.
The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.